Exhibit 10.1

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is entered into as of March 16, 2017 by and among BCPE Eagle Holdings Inc., a Delaware corporation (“Parent”), BCPE Eagle Intermediate Holdings LLC, a Delaware limited liability company (“Intermediate”), BCPE Eagle Buyer LLC, a Delaware limited liability company (the “Company”), Bain Capital Private Equity, LP, a Delaware limited partnership (“Bain Capital”) and J.H. Whitney Capital Partners, LLC, a Delaware limited liability    company (“Whitney” and, together with Bain Capital, the “Managers”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 13(c) below.

RECITALS

WHEREAS, the Group Companies desire to retain the Managers to provide the services described herein; and

WHEREAS, the Managers are willing to provide such services on the terms set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Services.

(a)     During the Term (as defined below), the Managers shall provide to the Group Companies such services as the Managers and the Group Companies mutually agree from time to time, which services may include:

(i)    general business consulting services;

(ii)     financial, managerial and operational advice in connection with day-to-day operations, including advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Group Companies;

(iii)    real estate functions, including management and monitoring of real estate properties and development and implementation of real estate strategies;

(iv)     advisory and consulting services in relation to the selection, supervision and retention of independent auditors, outside legal counsel, consultants and investment bankers;

(v)     advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Group Companies with financing on terms and conditions satisfactory to the applicable Group Companies;

(vi)    advice in connection with financing or refinancing, recapitalization, reorganization, restructuring, offering of debt or equity securities, acquisition, disposition, merger, joint venture or other business combination, capital transaction (including dividends or distributions and equity repurchases) or Change of Control transactions involving any of the Group Companies (however structured); and

(vii)     financial and strategic planning and analysis, consulting services and executive recruitment services and other human resources-related services.

(b)     The Managers shall devote to the performance of the services contemplated hereby such time and effort of their partners, members, managers, employees and agents as the Managers reasonably deem sufficient to provide the services hereunder; provided, however, that no particular personnel and no specified number of hours will be required to be devoted by the Managers on a weekly, monthly, annual or other basis. The fees and other compensation specified in this Agreement shall be payable by the Group Companies regardless of the extent of services requested by the Group Companies and regardless of whether the Group Companies request the Managers to provide any services. Each Group Company acknowledges that the Managers’ services are not exclusive to the Group Companies (or any of them) and that the Managers may, together or separately, render similar services to other Persons. The Group Companies and the Managers understand that any of the Group Companies may, at times, engage one or more investment bankers, financial advisers or other Persons to provide services in addition to, but not in lieu of, services provided by the Managers under this Agreement. In providing services to the Group Companies, the Managers will act as independent contractors, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship, and that no party hereto has the right or ability to contract for or on behalf of any other party hereto or to effect any transaction for the account of any other party hereto.

(c)     Notwithstanding anything in the foregoing to the contrary, the following services are specifically acknowledged by the Group Companies to be excluded from the services that the Managers shall provide pursuant to this Agreement: (i) legal services rendered to any of the Group Companies or the Managers by an independent law firm or attorney (i.e., an attorney who is not an employee of any Manager); (ii) accounting services rendered to any of the Group Companies or the Managers by an independent accounting firm or accountant (i.e., an accountant who is not an employee of any Manager); and (iii) actuarial services rendered to any of the Group Companies or the Managers by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of any Manager).

(d)     The services provided by the Managers hereunder may include advice and recommendations regarding potential future events and there can be no guarantee that such future events will occur as anticipated or at all. The Group Companies will be responsible for determining the manner in which such advice and recommendations will be used. The Managers will not have any responsibility for implementing any advice or recommendations provided under this Agreement and will not perform any management functions or make management decisions with respect to any such advice or recommendations. Without limiting the generality of the foregoing, if the Managers are requested by any Group Company or any of its representatives to represent the interests of any Group Company in discussions and other interactions with third parties, the Managers shall be acting at the instruction of and on behalf of such Group Company and will not be deemed to be acting in the Managers’ personal capacity.

2.    Payment of Fees.

(a)     During the Term, the Company shall pay to the Managers (or such Affiliate(s) of the Managers as the Managers may designate from time to time) non-refundable annual retainer fees (the “Periodic Fees”) in an aggregate amount per year equal to $3,000,000 (such Periodic Fees shall be shared pro rata between Bain Capital and Whitney (or their respective designees) based on the relative equity ownership in Parent, of the Bain Capital Funds, on the one hand, and the Whitney Funds, on the other hand, as of the applicable payment date) for ongoing services provided by the Managers under this Agreement, which fees shall be paid by the Company in quarterly installments in advance on or before the start of each calendar quarter; provided, however, that, for the period from the date hereof through the calendar quarter ending March 31, 2017, the Company shall pay the installment of the Periodic Fees due for that calendar quarter on the Closing Date in an amount that is pro-rated based on the number of days in that period relative to the total number of days in the quarter.

(b)     If Parent or any of its direct or indirect subsidiaries acquires, directly or indirectly, greater than 50% of a corporation, partnership, limited liability company, business trust, division or other business (or the assets of a business) in any transaction or series of related transactions (whether such transaction(s) are structured as a merger, purchase or sale of stock or other equity interest, purchase or sale or other disposition of assets, recapitalization, refinancing, exchange, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated by Parent or any of its direct or indirect subsidiaries) during the Term (each, an “Add-On Acquisition”) and Parent’s Consolidated EBITDA after giving effect to such Add-On Acquisition exceeds the Baseline EBITDA, then the aggregate Periodic Fees owed to the Managers for all future periods hereunder shall automatically be adjusted upon the consummation of such Add-On Acquisition to equal (i) Parent’s Consolidated EBITDA after giving effect to such Add-On Acquisition, multiplied by (ii) the Payment Percentage (with such adjusted aggregate Periodic Fees remaining payable to the Managers on a pro rata basis in the manner set forth in Section 2(a) above).

(c)     Notwithstanding the provisions of Sections 2(a) and 2(b), if any Group Company’s board of directors (or similar governing body) determines in good faith that making a payment of any portion of the Periodic Fees would jeopardize any Group Company’s ability to continue as a going concern (including by virtue of any legal, contractual or other similar restrictions prohibiting such payment), then the non-payment (which non-payment shall be applied to both Bain Capital and Whitney proportionately based on relative equity ownership in Parent, of the Bain Capital Funds, on the one hand, and the Whitney Funds, on the other hand as of such date of determination) of such portion shall not constitute a default under this Agreement and such portion instead shall be paid to the Managers at the earliest such time that such Group Company’s board of directors (or similar governing body) determines in good faith that making such payment no longer jeopardizes such Group Company’s ability to continue as a going concern (including by virtue of such payment being no longer prohibited); provided, that each Group Company agrees to use reasonable best efforts to satisfy all conditions necessary to (i) prevent any such payment restrictions from arising and (ii) eliminate as promptly as practicable any such payment restrictions that do arise, with the understanding that no Group Company shall be required to take any action, or omit to take any action, that such Group Company’s board of directors (or similar governing body) determines in good faith would jeopardize its ability to continue as a going concern.

(d)     During the Term, the Managers may advise the Group Companies in connection with Subsequent Transactions. The Company will pay to the Managers (or such Affiliate(s) of the Managers as the Managers may designate from time to time) an aggregate fee (each a “Subsequent Transaction Fee”) in connection with each Subsequent Transaction in an amount equal to 1% of the gross transaction value of such transaction; provided, that each Subsequent Transaction Fee shall be shared pro rata between Bain Capital and Whitney based on the relative equity ownership in Parent, of the Bain Capital Funds, on the one hand, and the Whitney Funds, on the other hand, as of immediately prior to the closing of such Subsequent Transaction. Subsequent Transaction Fees will be due and payable at the closing of the relevant transaction. In the case of transactions involving debt financing, the Subsequent Transaction Fees will be determined based on the gross amount of financing committed or otherwise available to the Group Companies as of the closing of such Subsequent Transaction (prior to any reduction for original issue discount, fees, expenses, restrictions on amounts to be drawn at closing, mandatory pre-payments or other similar reductions), regardless of whether or not such financing is actually drawn or funded at or following such closing. With respect to the advice and related services provided by the Managers that give rise to Subsequent Transaction Fees, the Group Companies will, in consultation with the Managers, use their reasonable best efforts to allocate Subsequent Transaction Fees between the Pre-LOI Period and the Post-LOI Period pro rata based on the number of hours spent advising the Group Companies during each of the Pre- LOI Period and Post-LOI Period with respect to each Subsequent Transaction giving rise to a Subsequent Transaction Fee.

(e)     In the case of an Initial Public Offering, the Company shall pay to each Manager (or such Affiliate(s) of the Managers as the Managers may designate) upon the closing of such Initial Public Offering, in addition to the fees payable above, a lump sum amount equal to the product of (i) the annual Periodic Fees payable to each Manager in the amount then applicable multiplied by (ii) five.

(f)     Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available funds to the account specified on Schedule 1 hereto, or to such other account(s) as the Managers may specify to the Company in writing prior to such payment. In addition, prior to the payment of any Subsequent Transaction Fee pursuant to Section 2(d) hereof, the Managers shall invoice or otherwise inform the Company (including by e-mail) of the amount due and, if requested and where applicable, the applicable services performed. The Principal Managers may jointly elect to waive payment of all or any portion of any fees or other amounts due under this Section 2; provided that any such waiver (including any waiver approved by a sole Principal Manager if only one such Manager exists) shall be applied to both Bain Capital and Whitney proportionately based on relative equity ownership in Parent, of the Bain Capital Funds, on the one hand, and the Whitney Funds, on the other hand as of such date of determination. No waiver of any payment on any one occasion will extend to, effect, or be construed as, a waiver of any future payment. Each of the Managers’ rights to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

3.    Term.

(a)     The term of this Agreement will commence on the date of this Agreement and continue in full force and effect until the earliest to occur of (i) joint written notification by the Principal Managers to the Company of their decision to terminate this Agreement, (ii) the closing of an Initial Public Offering, and (iii) the occurrence of a Change of Control unless the Company and each of the Principal Managers determine otherwise (the period commencing on the date of this Agreement and ending on any such event of termination being referred to herein as the “Term”).

(b)     Upon any termination of this Agreement, (i) this Section 3(b) and each of Sections 4 through 13 inclusive (whether relating to services rendered during or after the Term) will survive such termination to the maximum extent permitted under applicable law; (ii) any and all unpaid obligations of the Group Companies under this Agreement shall be paid not later than five business days following such termination; and (iii) all obligations of the Managers under this Agreement will terminate and any subsequent services rendered by the Managers to the Group Companies will be separately compensated.

4.    Expenses; Indemnification.

(a)     Expenses. The Company will reimburse the Managers for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors that are not Affiliates of either Manager retained by such Manager (or by its stockholders or their respective Affiliates)) as may be incurred after the Effective Date by such Manager (or by its stockholders and their respective Affiliates, partners, members, managers, employees or agents) in connection with the rendering of services pursuant to this Agreement. Expenses incurred during one calendar year shall not affect any Manager’s eligibility for reimbursement of eligible expenses in any other calendar year. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of any Manager (but in any case no later than the earlier of five business days following such request and the end of the calendar year following the calendar year in which such expenses were incurred) and will be in addition to any other fees or amounts payable to such Manager pursuant to this Agreement. Each Manager’s right to reimbursement is not subject to liquidation or exchange for any other benefit.

(b)    Indemnification.

(i)    Each of Parent, Intermediate and the Company (on behalf of themselves and each of their subsidiaries) hereby agrees that in consideration of the execution and delivery of this Agreement by the Managers, each of the Group Companies shall jointly and severally defend, indemnify, exonerate and hold each Manager and each of their respective Related Persons (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce each of the Group Companies’ obligations hereunder (including but not limited to the obligations specified in this Section 4), free and harmless from and against any and all Losses arising from any action, dispute, claim, cause of action, suit or similar action (collectively, “Claims”) by any Person with respect to, or in any way related to, this Agreement, other than Losses that arise as a result or by reason of the willful misconduct of the Indemnitees (collectively, the “Indemnified Liabilities”), which Losses were incurred (whether during or after the Term) by the Indemnitees as a result of, arose out of, or in any way relate to the execution, delivery, performance, enforcement or existence of this Agreement, the services contemplated hereby or the services otherwise provided by any Manager to, or otherwise in connection with the operation of, Parent or any of its subsidiaries or Affiliates and if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, each of Parent, Intermediate and the Company hereby agrees, jointly and severally, to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. Without limiting indemnification rights that are otherwise available not pursuant to this Agreement, this Section 4(b)(i) shall not require Parent, Intermediate or the Company to indemnify any Manager in respect of Losses of a director of Parent solely arising in such Person’s capacity as a director of any member of the Group Companies.

(ii)     Each of Parent, Intermediate and the Company (on behalf of themselves and each of their subsidiaries) hereby unconditionally and irrevocably waives, relinquishes and releases, and covenants and agrees not to exercise (and to cause each Affiliate of Parent, Intermediate, the Company and their subsidiaries not to exercise), any Claims or rights that the Group Companies and/or their subsidiaries may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Group Companies’ obligations under this Agreement or under any other indemnification agreement (whether pursuant to any other contract, any Organizational Document of the Group Companies or any Manager or otherwise) other than Claims or rights that arise as a result or by reason of the willful misconduct of such Indemnitee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, and any right to participate in any Claim or remedy of any Indemnitee, whether or not such Claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including, without limitation, any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such Claim, remedy or right. The Group Companies shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Group Companies or any of their respective Affiliates, or any Manager or in which any Manager may be impleaded with others upon any Claims, or upon any matter, directly or indirectly related to or arising out of this Agreement or the performance hereof by any Manager.

(c)     Indemnification Priority. Each of Parent, Intermediate and the Company hereby acknowledges and agrees that the Group Companies and their subsidiaries are the indemnitors of first resort and that the obligations of the Group Companies to the Indemnitees under this Agreement are primary and that any obligations of the Managers to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by the Indemnitees, whether pursuant to any agreement, any Organizational Document of the Group Companies or any Manager or otherwise, are secondary. If any Manager pays or causes to be paid to or on behalf of an Indemnitee, and for any reason, any amounts otherwise indemnifiable hereunder (whether pursuant to any other contract or any Organizational Document), then (i) such Manager shall be fully subrogated to, or otherwise succeed to, all rights of such Indemnitee hereunder with respect to such payment and (ii) the Group Companies shall jointly and severally reimburse, indemnify and hold harmless such Manager for all such payments actually made by such Manager on behalf of, or for the benefit of, such Indemnitee.

5.    Disclaimer and Limitation of Liability; Opportunities.

(a)     Disclaimer. The Managers do not make any representations or warranties, express or implied, in respect of any services provided by the Managers hereunder.

(b)     Limitation of Liability. With respect to this Agreement and any services provided hereunder, the Managers will have no duty or obligation (legal, contractual or otherwise) to any Person except to the extent of its express contractual obligations to the Group Companies in this Agreement, and, with respect to those obligations, in no event will the Managers be liable to any of the Group Companies for (i) any act or alleged act, or any omission or alleged omission, that does not constitute willful misconduct by the Managers, as determined in a final, non-appealable judgment by a court of competent jurisdiction, (ii) any indirect, special, punitive, incidental, exemplary, expectancy or consequential damages, including lost profits, lost revenues, loss of opportunity or business interruption, whether or not such damages are foreseeable, or (iii) any third party claims (whether based in statute, contract, tort or otherwise). Additionally, in no event shall the aggregate liability of the Managers with respect to this Agreement and any services provided hereunder exceed the fees received by the Managers pursuant to Section 2 of this Agreement. Aside from the Managers (whose liability, for the avoidance of doubt, will be subject to and governed by the preceding provisions of this Section 5(b), no Indemnitee will have any liability whatsoever to any of the Group Companies or any of their direct or indirect subsidiaries for any actions, causes of action, suits, claims, counterclaims, judgments, awards, settlements, penalties, liabilities, damages, losses, costs or expenses of any kind whatsoever in any way arising out of or relating to this Agreement or any services provided hereunder.

(c)     Freedom to Pursue Opportunities, Etc. In recognition that the Managers and other Indemnitees have (and will continue to have) access to information about the Group Companies that will enhance such Indemnitees’ knowledge and understanding of the business of the Group Companies and the industries in which they operate, and have (and in the future will have or will consider) investments in numerous companies with respect to which the Managers or other Indemnitees may serve as an advisor, a director, manager, member, partner or in some other capacity (including in non-U.S. jurisdictions), and in recognition that the Managers and the other Indemnitees have myriad duties to various investors, partners and other Persons (which duties may change from time to time), and in anticipation that the Group Companies, on the one hand, and the Managers, the other Indemnitees and their respective Affiliates, associated investment funds, portfolio companies and clients, on the other hand, may engage in the same or similar activities or lines of business or industries or markets and have an interest in the same or similar corporate opportunities, and in recognition of the benefits to be derived by the Group Companies hereunder and the difficulties that may confront any advisor who desires and endeavors to fully satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(c) are set forth to regulate, define and guide the conduct of certain affairs relating to or affecting the Group Companies as they may involve Managers as a knowing, intentional and voluntarily entered into arrangement to appropriately and reasonably address such difficulties in order to procure for the Group Companies the Managers’ services hereunder. Except as the Managers or their Affiliates may otherwise agree in writing, each of the Group Companies hereby agrees that:

(i)     the Managers and the other Indemnitees will have the right: (A) to have, and may presently or in the future have, investments or other business relationships with entities engaged in the Business (including in areas in which the Group Companies or any of their direct or indirect subsidiaries may in the future engage in business), and in related businesses other than through Parent or any of its subsidiaries, (B) to develop a strategic relationship with businesses that are and may be competitive or complimentary with the Group Companies or any of their respective direct or indirect subsidiaries, (C) to take any action that the Managers or any of the other Indemnitees believes in good faith is necessary to or desirable to fulfill their duties and obligations, as referenced in the first sentence of this Section 5(c), and (D) not to present potential transactions, investments, matters or business opportunities to the Group Companies or any of their respective Affiliates, and to pursue, directly or indirectly, any such opportunity exclusively for their own account, or to direct any such opportunity to any other Person;

(ii)    the Managers and the other Indemnitees will have no duty (legal, contractual or otherwise) to communicate or present any corporate opportunities to the Group Companies or any of their respective Affiliates or to refrain from any actions specified in Section 5(c)(i) hereof, and each of the Group Companies, on their own behalf and on behalf of their respective current and future Affiliates, hereby renounces and waives any right to require the Managers or any of the other Indemnitees to act in a manner inconsistent with the provisions of this Section 5(c); and

(iii)    the Managers and the other Indemnitees will not be liable to any of the Group Companies or any of their respective Affiliates for breach of any duty (legal, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(c) or of any such Indemnitee’s participation therein.

6.    Assignment, etc. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that, except as provided in the next sentence, no party hereto has the right to assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each of the Managers may assign all or part of its rights and obligations hereunder to any Affiliate of the Managers that provides services similar to those called for by this Agreement, in which event the assigning Manager will be released of all of its liabilities and obligations hereunder; and (b) in the event of a merger, reorganization, sale of substantially all the assets, Change of Control or similar transaction affecting any Group Company, the parties to such transaction shall use reasonable best efforts to make proper provisions such that the successor to such Group Company succeeds to all of the liabilities and obligations of such Group Company hereunder or such that the continuing obligations under this Agreement are assigned to another creditworthy entity.

7.    Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement will be effective, unless (i) in the case of an amendment, in writing and signed by the Principal Managers and Parent or (ii) in the case of a waiver, in accordance with Section 2(f) or otherwise in writing and signed by the party against whom such waiver is intended to be effective; provided, that any amendment, modification or waiver under this Agreement that by its terms materially adversely changes the rights of one Manager disproportionately and adversely relative to those of the other Manager shall require the written consent of such adversely impacted Manager. No waiver on any one occasion will extend to, effect, or be construed as, a waiver of any right or remedy on any future occasion. No course of dealing of any Person nor any delay or omission in exercising any right or remedy will constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.    Governing Law; Jurisdiction.

(a)     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the Chosen Courts.

(b)     Consent to Jurisdiction. Each of the parties hereto: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10(a) or in such other manner as may be permitted by applicable law, and nothing in this Section 8(b) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in the Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)     Waiver of Jury Trial. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES THIS WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(C).

9.    Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

10.    Notice.

(a)     Any notice, demand or other communication to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent to the recipient by confirmed electronic mail or facsimile if sent during normal business hours of the recipient on a business day, but if not, then on the next business day, (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) 3 business days after it is deposited in the U.S. Mail (charges prepaid), addressed to the recipient, first-class mail, return receipt requested.

If to any of the Group Companies:

Six Concourse Parkway

Suite 1100

Atlanta, GA 30328

Attn:    Chief Executive Officer

Facsimile No.: (770) 248-8192

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle St.

Chicago, IL 60654

Attn:    Jon A. Ballis, P.C.

    Matthew H. O’Brien, P.C.

E-mail: jballis@kirkland.com

    matthew.obrien@kirkland.com

If to Bain Capital:

Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attn:    Christopher Gordon

    Devin O’Reilly

    Peter Spring

    David Hutchins

E-mail: cgordon@baincapital.com

    doreilly@baincapital.com

    pspring@baincapital.com

    dhutchins@baincapital.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle St. Chicago, IL 60654

Attn:    Jon A. Ballis, P.C.

   Matthew H. O’Brien, P.C.

E-mail: jballis@kirkland.com

    matthew.obrien@kirkland.com

If to Whitney:

c/o J.H. Whitney Capital Partners, LLC

130 Main Street

New Canaan, CT 06840

Attn:    Steven Rodgers

Email: srodgers@whitney.com

with a copy to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036-6797

Attn:    Markus Bolsinger

Email: markus.bolsinger@dechert.com

11.    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the purpose(s) of such illegal, void or unenforceable provision.

12.    Joint and Several Liability, Etc. Each agreement and other obligation of any Group Company hereunder shall be a joint and several obligation of all the Group Companies (including any future Group Company), regardless of whether such agreement or other obligation expressly provides for such joint and several liability. Upon the request of any Manager, Parent shall cause any Group Company not already party to this Agreement and any Person that becomes a Group Company in the future to sign a counterpart signature page to this Agreement in furtherance of such joint and severally liability. Any payment obligation of the Company under this Agreement will be deemed satisfied by payment of the requisite amount(s) by any other Group Companies. The obligations of the Managers hereunder shall be several but not joint.

13.    Miscellaneous.

(a)     Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

(b)     Interpretation. The headings contained in this Agreement are for convenience of reference only and will not in any way affect the meaning or interpretation hereof. As used herein the word “including” shall be deemed to mean “including without limitation”. This Agreement reflects the mutual intent of the parties and no rule of construction against the drafting party shall apply.

(c)    Definitions. As used in this Agreement, the following terms will have the meanings given below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of Parent or its subsidiaries shall be an Affiliate of any of the Managers or any of their respective Affiliates.

“Bain Capital Funds” means each Bain Capital Investor and any other investment fund or investment vehicle that directly or indirectly controls, is controlled by or is under common control with any of the Bain Capital Investors or that has the same general partner or primary investment advisor as any of the Bain Capital Investors (or a general partner or primary investment advisor that controls, is controlled by or is under common control with the general partner or primary investment advisor of any of the Bain Capital Investors).

“Bain Capital Investors” means Bain Capital Fund XI, L.P., BCIP Associates IV (US), L.P., BCIP Associates IV-B (US), L.P., BCIP T Associates IV (US), L.P., BCIP T Associates IV-B (US), L.P.; Randolph Street Investment Partners, L.P. - 2016 DIF, Squam Lake Investors XI, L.P.; Bain & Company, Inc.; Wayne DeVeydt; and/or any direct or indirect transferee thereof.

“Baseline EBITDA” means $137,000,000; provided, that in the event any Add-On Acquisition results in an adjustment to the Periodic Fees pursuant to Section 2(b), the Baseline EBITDA will immediately after the consummation of such Add-On Acquisition be adjusted to be equal to Parent’s Consolidated EBITDA immediately after giving effect to such Add-On Acquisition.

“Business” means, at any particular time, the business in which the Group Companies engage or plan to engage from time to time.

“business day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York City are authorized or required to be closed.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock of such corporation (whether voting or nonvoting and whether common or preferred) and (ii) with respect to any Person that is not a corporation, individual or governmental entity, any and all partnership, membership, limited liability company or other equity interests of such Person that confer on the holder thereof the right to receive a share of the profits and losses of, and/or the distribution of assets of, the issuing Person, including in each case any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means any transaction or series of transactions pursuant to which any Independent Third Party or group of Independent Third Parties in the aggregate acquires (i) Parent Capital Stock or Capital Stock of the surviving entity in a merger involving the Parent, in each case, entitled to vote (other than voting rights accruing only in the event of a default, breach, event of noncompliance or other contingency) to elect directors or managers with a majority of the voting power of Parent’s or the surviving entity’s board of directors or managers (whether by merger, consolidation, reorganization, combination, sale or transfer of the Parent Capital Stock) or (ii) all or substantially all of the Parent’s assets determined on a consolidated basis; provided that an Initial Public Offering shall not constitute a Change of Control.

“Consolidated EBITDA” has the meaning set forth in that certain First Lien Credit Agreement, dated as of March 16, 2017 (as amended from time to time), by and among Intermediate, the Company, the lending institutions from time to time parties thereto as lenders, and Barclays Bank PLC, as the Administrative Agent, the Collateral Agent, a Letter of Credit Issuer, the Swingline Lender and a Lender (each as defined therein) (the “Credit Agreement”) or, to the extent the Credit Agreement is no longer in effect, such other senior credit agreement of Parent or any of its subsidiaries as in effect from time to time as determined by the board of directors of Parent, or if no such agreement is in effect, “Consolidated EBITDA” shall have the meaning reasonably determined by the board of managers of Parent.

“Family Group” means, with respect to a Person who is an individual, (i) such individual’s spouse and descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), (ii) such individual’s executor or personal representative, (iii) any trust, the trustee of which is such individual or such individual’s executor or personal representative and which at all times is and remains solely for the benefit of such individual and/or such individual’s relatives, (iv) any corporation, limited partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such individual or such individual’s executor or personal representative shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole record and beneficial owners of stock, partnership interests, membership interests or any other equity interests are limited to such individual, such individual’s relatives and/or the trusts described in clause (iii) above, and (v) any retirement plan for such individual.

“Group Company” means each of Parent, Intermediate, the Company and any Person that is or becomes a direct or indirect subsidiary of Parent from time to time.

“Independent Third Party” means any Person that, immediately prior to the contemplated transaction, (i) does not own in excess of 10% of the voting Parent Capital Stock on a fully-diluted basis (a “10% Owner”), and (ii) is not an Affiliate of or acting in concert with a 10% Owner and (iii) is not part of the Family Group of a 10% Owner.

“Initial Public Offering” means the initial public offering and sale of the equity securities of any Group Company, including any direct or indirect subsidiary or parent thereof, for cash pursuant to an effective registration statement under the Securities Act of 1933, as in effect from time to time, registered on Form S-1 (or any successor form under the Securities Act of 1933, as in effect from time to time); provided, that the following shall not be considered an Initial Public Offering: (i) any issuance of common equity securities as consideration for a merger or acquisition and (ii) any issuance of common equity securities or rights to acquire common equity securities to employees, managers or consultants of or to any Group Company as part of an incentive or compensation plan.

“Investors” means, collectively, the Bain Capital Investors and the Whitney Investors.

“Organizational Document” shall mean an entity’s charter, by-laws, partnership agreement, limited liability company agreement, operating agreement, indemnification agreement or other similar or equivalent agreement or document.

“Parent Capital Stock” means Parent’s Capital Stock.

“Payment Percentage” means the percentage determined by dividing (i) $3,000,000 by (ii) $137,000,000.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a governmental entity.

“Post-LOI Period” means the period of time commencing the day after the Pre-LOI Period ends.

“Pre-LOI Period” means, in relation to a particular transaction giving rise to the payment of a Subsequent Transaction Fee, the period of time ending the day prior to the earlier of (i) the date that a letter of intent or similar document is signed with respect to the transaction and (ii) the date that the board of directors (or similar governing body) of the relevant Group Company approves the Subsequent Transaction.

“Principal Manager” means each of Bain Capital and Whitney, for so long as both the Bain Funds and the Whitney Funds remain Major Sponsors (as defined in the Stockholders Agreement) and, if only one of such Managers’ affiliates remain a Major Sponsor, such Manager. Any consent, approval, election or action taken or contemplated to be taken by the “Principal Managers” or “each of the Principal Managers” pursuant to this Agreement shall require the approval of each of (i) Bain Capital and (ii) Whitney (unless and until either or both have ceased to be a Principal Manager pursuant to the preceding sentence).

“Proceeding” means any actual, threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened, pending or completed proceeding, whether brought by or in the right of Parent or any of its subsidiaries or otherwise and whether civil, criminal, administrative or investigative in nature.

“Related Person” means, with respect to the Managers or any Investors, any former, current or future (direct or indirect) director, officer, employee, agent, advisor, general or limited partner, manager, management company, member, stockholder, affiliate, associated investment fund, fiduciary, controlling person, representative or assignee of such Person or any former, current or future (direct or indirect) director, officer, employee, agent, advisor, general or limited partner, manager, management company, member, stockholder, affiliate, associated investment fund, fiduciary, controlling person, representative or assignee of any of the foregoing, excluding in each case (i) the Group Companies and their respective direct and indirect subsidiaries and (ii) any Person that would otherwise qualify as a Related Person solely by reason of its affiliation or service relationship with any of the Group Companies or any of their respective direct or indirect subsidiaries.

“Stockholders Agreement” means the Stockholders Agreement, dated as of March 16, 2017, by and among Parent, the Bain Capital Investors, the Whitney Investors and certain other stockholders of Parent signatory thereto, as it may be amended from time to time in accordance with its terms.

“Subsequent Transaction” means any financing or refinancing, recapitalization, reorganization, restructuring, offering of debt or equity securities, acquisition, disposition, merger, joint venture or other business combination or Change of Control transaction involving any of the Group Companies and/or any of their direct or indirect subsidiaries, in each case, involving at least $25,000,000.

“Whitney Funds” means each Whitney Investor and any other investment fund or investment vehicle that directly or indirectly controls, is controlled by or is under common control with any of the Whitney Investors or that has the same general partner or primary investment advisor as any of the Whitney Investors (or a general partner or primary investment advisor that controls, is controlled by or is under common control with the general partner or primary investment advisor of any of the Whitney Investors).

“Whitney Investors” means J.H. Whitney VII, L.P., PSA Healthcare Holding LLC, PSA Iliad Holdings LLC and JHW Iliad Holdings LLC (in the case of each of PSA Healthcare Holding LLC, PSA Iliad Holdings LLC and JHW Iliad Holdings LLC, which shall at all times be controlled by funds and investment vehicles managed by J.H. Whitney Capital Partners, LLC); and/or any direct or indirect transferee thereof.

(d)     No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer, and, except for Indemnitees, their respective Affiliates and their respective successors (but subject to the exclusive right of the Managers to exercise and enforce the rights of the same), no provision hereof shall confer, third party beneficiary rights upon any other Person.

*    *    *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first written above by its duly authorized officer or representative.

PARENT:	BCPE EAGLE HOLDINGS INC.

	By:	/s/ Rodney D. Windley
	Name:	Rodney D. Windley
	Title:	Executive Chairman

INTERMEDIATE:	BCPE EAGLE INTERMEDIATE HOLDINGS LLC

	By:	/s/ Rodney D. Windley
	Name:	Rodney D. Windley
	Title:	Executive Chairman

THE COMPANY:	BCPE EAGLE BUYER LLC

	By:	/s/ Rodney D. Windley
	Name:	Rodney D. Windley
	Title:	Executive Chairman

Signature Page to Management Agreement

MANAGER:	BAIN CAPITAL PRIVATE EQUITY, LP

	By:	/s/ Christopher Gordon
	Name:	Christopher Gordon
	Title:	Managing Director

Signature Page to Management Agreement

MANAGER:	J.H. WHITNEY CAPITAL PARTNERS, LLC

	By:	/s/ Michael C. Salvator
	Name:	Michael C. Salvator
	Title:	Manager

[Signature Page to Management Agreement]

Schedule 1 to

Management Agreement

Wire Transfer Instructions for Bain Capital Private Equity, LP:

Bank:	Bank of America, N.A.
ABA:	026 009 593
For:	Bain Capital Private Equity, LP
Acct#:	4427974414

Wire Transfer Instructions for J.H. Whitney Capital Partners, LLC:

Bank:	Comerica Bank
ABA:	121-137-522
For:	J.H. Whitney Capital Partners, LLC
Acct#:	1895 043 535